                                            Filed pursuant to Rule 424(B)(3)
                                            Registration No. 333-13995


PROSPECTUS
----------


                             FALL RIVER GAS COMPANY
                              155 NORTH MAIN STREET
                         FALL RIVER, MASSACHUSETTS 02722
                                 (508-675-7811)

            SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                                 250,000 SHARES
                        COMMON STOCK, $0.83 1/3 PAR VALUE


      The Share Owner Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Fall River Gas Company (the "Company") provides holders of record of common stock of the Company a simple and convenient method of investing in additional shares of common stock of the Company.

      Participants in the Plan may:

      - have cash dividends on all or a portion of their shares automatically reinvested or

      - invest by making optional cash payments at any time in any amount from a minimum $15.00 in any calendar month to a maximum of $5,000 in any calendar quarter; or

      -     invest both their cash dividends and such optional cash payments.

      The price of the shares of common stock of the Company purchased by participants in the Plan with reinvested dividends or optional cash payments will be 97% of the average of the bid and asked price of the Company's common stock in the over-the-counter market during the five trading days ending on the day of purchase. In the event that such price falls below the book value of the stock, the 3% discount will be suspended until such time as the discounted price exceeds the book value. Any shares purchased under the Plan during such period of price discount suspension will be at the average bid and asked prices of the Company's common stock in the over-the-counter market during five consecutive trading days ending on and including the day of purchase. No shares will be available for purchase under the Plan at less than par value.

      No specific expenses, including but not limited to underwriting discounts or commissions, are payable by the Company in connection with the operation of the Plan during the next year.

      The Prospectus relates to authorized and unissued shares of common stock of the Company registered under the Plan. It is advisable that this Prospectus be retained for future reference.

                                -----------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 11, 1996.




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      No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein and, if given or made, such information or representation must not be relied upon. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information with regard to prior years concerning directors and officers, their remuneration, the principal holders of securities of the Company, and any material interest of such persons in transactions with the Company is disclosed in the proxy statements distributed to stockholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices in Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661); and in New York (7 World Trade Center, Suite 1300, New York, New York 10048). Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the Washington, D.C. address given above. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Registrants that file electronically with the Commission (including the Company). The address of such Web site is http://www.sec.gov.

      Additional updating information with respect to the securities and plan covered herein may be provided in the future to the plan participants by means of appendices to the prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents heretofore filed with the Commission pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the year ended September 30, 1995 filed pursuant to the Securities Exchange Act of 1934 which contains, either directly or by incorporation by reference, certified financial statements for the Company's latest fiscal year.

      (b) The Company's definitive proxy statement, dated December 21, 1995 in connection with the Company's Annual Meeting of Shareholders held on February 8, 1996.




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

      (c) The Company's Quarterly Report on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996 filed pursuant to the Securities Exchange Act of 1934.

      All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

      The Company hereby undertakes to provide, without charge, to each person to whom this Prospectus is delivered, on the oral or written request of any such person, a copy of any or all of the documents which have been or may be incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Peter H. Thanas, Sr. Vice President and Treasurer, Fall River Gas Company, 155 North Main Street, Fall River, Massachusetts 02722 - Telephone (508) 675-7811.

                                  THE COMPANY

      Fall River Gas Company (the "Company") is a public utility incorporated in Massachusetts in 1880. It is engaged primarily in the distribution and sale of natural gas for residential, commercial and industrial use and transportation of natural gas for industrial use, and also leases gas-burning equipment through its wholly-owned subsidiary Fall River Gas Appliance Company. The Company serves communities, including the city of Fall River, the towns of Somerset, Swansea and Westport. The Company's service territory is primarily urban in character, with residential, commercial and industrial customers.

                                USE OF PROCEEDS

      The Company is unable to predict either the number of shares of common stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold. The proceeds from any such sales will be used to finance additions to the Company's property, plant and equipment in the ordinary course of business or to repay temporary indebtedness incurred to finance such additions.

                            DESCRIPTION OF THE PLAN

      The following is a question and answer statement of the provisions of the Plan.

PURPOSE

1.    WHAT IS THE PURPOSE OF THE PLAN?



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      The purpose of the Plan is to provide holders of record of common stock of the Company a simple convenient method of investing cash dividends and/or optional cash payments in additional shares of common stock of the Company.
Since such shares will be purchased directly from the Company, the Company will receive funds needed for its corporate purposes (see "Use of Proceeds" herein).

ADVANTAGES

2.    WHAT ARE THE ADVANTAGES OF THE PLAN?

      Participants in the Plan may:

      (i) have cash dividends on all of their common shares automatically reinvested;

      (ii) have cash dividends on less than all of their common shares automatically reinvested;

      (iii) invest by making optional cash payments at any time in any amount from a minimum of $15.00 in any calendar month to a maximum of $5,000 in any calendar quarter, whether or not dividends are being invested.

      The shares of common stock purchased upon behalf of participants in the Plan generally will be purchased at the discounted price, which price and the restrictions thereon, are more fully explained in the answer to Question 11 of this Prospectus.

      No brokerage commissions, service charges, or other expenses are paid by participants in connection with purchases under the Plan. Since fractional shares, as well as full shares, may be credited to participants' accounts, full investment of funds is possible. In addition, dividends in respect of such factional shares, as well as full shares, will be credited to participants' accounts. Participants avoid the necessity for safekeeping of stock certificates for shares credited to their accounts. Regular statements of account simplify record keeping.

PLAN ADMINISTRATION

3.    WHO ADMINISTERS THE PLAN FOR PARTICIPANT?

      The Plan is administered by the Share Owner Dividend Reinvestment and Stock Purchase Plan Committee (the "Committee") appointed by the Board of Directors of the Company. The Committee shall determine the rights of the participants in accordance with the Plan and interpret the Plan as it deems necessary or desirable in connection with its operation. The Committee may adopt such rules and regulations as it deems appropriate to promote the objective of the Plan. All correspondence with regard to the Plan, except communications otherwise specified herein to be directed to the Agent referred to in Question 4, should be addressed to Fall River Gas Company. Attn: Secretary of the Share Owner Dividend Reinvestment and Stock Purchase Plan Committee, 155 North Main Street, Fall River, Massachusetts 02722.

4.    WHO IS THE AGENT FOR THE PLAN PARTICIPANTS?

      The designated agent under the Plan is State Street Bank and Trust Company (the "Agent"). The Agent will be responsible for investing participants' funds and keeping continuous records of participants' accounts. The Agent will send participants statements of accounts at least quarterly and perform other duties for Plan participants as needed. All Authorization Forms, optional cash payments, notices of withdrawal and other communications with the Agent should be sent to:

            State Street Bank and Trust Company
            P.O. Box 8209
            Boston, Massachusetts 02101-8209

Should State Street Bank and Trust Company cease to act as Agent under the Plan, another agent will be designated by the Company.

ELIGIBILITY AND PARTICIPATION

5.    WHO IS ELIGIBLE TO PARTICIPATE?

      All holders of record of ten or more common shares of the Company, and all employees of the Company owning of record one or more shares, are eligible to participate in the Plan.

6.    HOW MAY AN ELIGIBLE PERSON JOIN THE PLAN?

      A stockholder may join the Plan at any time by signing an Authorization Form and returning it to the Agent. Authorization Forms may be obtained upon request from the Company at the address set forth in Question 3 or from the Agent at the address set forth in Question 4.

7.    WHAT DOES THE AUTHORIZATION FORM PROVIDE?

      The Authorization Form directs: (a) the Company to pay to the Agent the cash dividends on all or a specified portion of the shares of common stock in a participant's name and on all shares credited to his plan account; and (b) the Agent to use these cash dividends, together with any optional cash payments made by the participant, to purchase shares of common stock from the Company.

      The Authorization Form provides for the purchase of shares through the following investment options.

      (a)   Reinvest dividends on all shares held by a participant.



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


      (b) Reinvest dividends on less than all of the shares held by a participant and continue to receive cash dividends on the other shares.

      (c) Invest by making optional payments at any time in any amount from a minimum of $15.00 in any calendar month to a maximum aggregate of $5,000 in any calendar quarter, whether or not dividends are being reinvested.

      A participant may change the investment option at any time by signing a new Authorization Form and returning it to the Agent.

      Cash dividends on shares credited to the participant's account under the Plan are automatically reinvested in additional common stock.

8.    WHEN MAY A SHAREHOLDER JOIN THE PLAN?

      A shareholder may enroll in the Plan at any time. The Authorization Form must be received by the Agent by the last day of the month prior to the month in which the next dividend is paid in order to reinvest that dividend. If received after that date, the stockholder's participation in dividend reinvestment will become effective on the following dividend payment date. Dividends are normally paid on the fifteenth day of February, May, August and November, but the Company reserves the right to change such dividend payment dates at any time.

      FOR EXAMPLE, IN ORDER TO INVEST A QUARTERLY DIVIDEND PAYABLE ON NOVEMBER 15, 1996, A SHAREHOLDER'S AUTHORIZATION FORM MUST BE RECEIVED BY THE AGENT NO LATER THAN OCTOBER 31, 1996. IF THE AUTHORIZATION FORM IS RECEIVED AFTER OCTOBER 31, 1996, THE DIVIDEND PAYABLE ON NOVEMBER 15, 1996 WILL BE PAID IN CASH AND THE SHAREHOLDER'S PARTICIPATION IN DIVIDEND REINVESTMENT WILL COMMENCE WITH THE NEXT DIVIDEND PAYMENT DATE.

COST TO PARTICIPANTS

9.    ARE THERE ANY COSTS TO THE PARTICIPANTS UNDER THE PLAN?

      All administration fees will be paid by the Company. There are no brokerage fees or transfer taxes when shares of common stock are purchased from the Company. However, participants will bear certain expenses upon withdrawal from the Plan or if the Company terminates the Plan (see Question 19).

PURCHASES

10.   HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

      The number of shares to be purchased for each Plan participant by the Agent will depend upon the amount of dividends to which the participant is entitled, any optional cash payments




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

made, and the purchase price of the common stock. Each participant's account will be credited with a number of shares, including fractional shares computed to four decimal places, equal to the total amount to be invested divided by the purchase price per share.

11.   WHAT WILL BE THE PRICE OF THE COMMON SHARES PURCHASED UNDER THE PLAN?

      The price of the common shares purchased from the Company by the Agent on behalf of Plan participants will be 97% of the average of the bid and asked prices of the Company's common stock in the over-the-counter market for the five trading days ending on the day of purchase (or five trading days immediately preceding the day of purchase, if securities markets are closed on the day of purchase). Notwithstanding the foregoing sentence, in the event that such discounted price falls below the book value of the Company's common stock, the discount will be suspended until such time as the discounted price exceeds the book value. During any period of suspension of the discount, the price of the common shares purchased from the Company by the Agent on behalf of Plan participants will be 100% of the average bid and asked prices of the Company's common stock in the over-the-counter market for five consecutive trading days ending on and including the day of purchase (or, in the event that the over-the-counter market is closed on the day of purchase, for the five consecutive trading days immediately preceding the day of purchase). The Company will provide written notification to Plan participants in the event of any period of suspension of the discount. No shares will be available for purchase under the Plan at less than the par value of such shares.

OPTIONAL CASH PAYMENTS

12.   HOW ARE OPTIONAL CASH PAYMENTS MADE?

      Optional cash payments may be made in any amount from a minimum of $15 to a maximum of $5,000 in any calendar quarter. Optional cash payments may be made in varying amounts and there is no obligation to make regular optional cash payments. Checks or money orders for optional cash payments must be made to State Street Bank and Trust Company and mailed to the Agent at the address set forth herein under Question 4.

13.   WHEN MUST OPTIONAL CASH PAYMENTS BE RECEIVED BY THE AGENT TO BE INVESTED?

      Optional cash payments will be invested on the fifteenth of each month (the "Investment Date"), whether or not that is a business day. Optional cash payments must be received by the Agent no later than the fifteenth day of any month in order to be invested that month. Optional cash payments received by the Agent after the fifteenth of the month will be held for investment in the following month.

              NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS

      Any optional cash payment which otherwise would be invested will be returned to the participant if a written request is received by the Agent at least 48 hours prior to the date of investment.



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


REPORTS TO PARTICIPANTS

14.   WHAT RECORD WILL A PARTICIPANT HAVE OF HIS PURCHASES?

      Each participant in the Plan will receive from the Agent a statement of account at least quarterly showing amounts invested, purchase prices, shares purchased and other information, for the preceding quarter and the year-to-date. These statements are a participant's continuing record of the cost of his purchases and should be retained for income tax purposes.

15.   WHAT OTHER REPORTS WILL BE RECEIVED BY PARTICIPANTS?

      Plan participants will receive the same communications sent to every other holder of the Company's common stock, including the Company's Annual Report to Shareholders, a Notice of Annual Meeting of Shareholders and Proxy Statement, a proxy, and income tax information forms reporting dividends paid.

CERTIFICATES FOR SHARES

16. WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES PURCHASED UNDER THE PLAN?

      Normally, certificates for common stock purchased under the Plan will not be issued to participants. The number of shares held in a participant's account under the Plan will be shown on the quarterly statement of account. However, within five business days of receipt by the Agent of a written request from a participant, certificates for any number of whole shares credited to a participant's account under the Plan will be issued to the participant. Any remaining full shares and any fractional share will continue to be held in the participant's account. CERTIFICATES FOR FRACTIONAL SHARES WILL NOT BE ISSUED UNDER ANY CIRCUMSTANCES. The issuance of certificates will not terminate the participant's continuation of the Plan. Any request for the issuance of certificates to a participant should be mailed to the Agent at the address set forth herein under Question 4.

      Shares credited to the account of a participant in the Plan may not be acceptable as collateral for loans. A participant who wishes to pledge such shares should request that certificates for such shares be issued and delivered to him.

17.   IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED TO A
      PARTICIPANT?

      The certificates will be issued in the name under which the participant's shares were registered upon enrolling in the Plan.



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


WITHDRAWAL FROM THE PLAN

18.   WHEN MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

      A participant may withdraw from the Plan at any time. If a notice of withdrawal is received by the Agent at least ten days prior to the record date for the next dividend such dividend and all subsequent dividends will be paid in cash to the withdrawing participant. If such notice of withdrawal is received by the Agent subsequent to the date specified, such dividends will be invested under the Plan for the participant's account. All subsequent dividends will be paid in cash to the withdrawing participant. Investment of any optional cash payments will be cancelled upon receipt by the Agent of such notice of withdrawal at least 48 hours prior to an investment date, and any optional cash payments received prior to such withdrawal date will be returned to the withdrawing participant.

      Any shareholder who has withdrawn may re-enroll at any time upon submission of an Authorization Form, as provided under Question 6. Until such time, dividends will be paid to such stockholder in cash.

19.   HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

      In order to withdraw from the Plan, a participant must write to State Street Bank and Trust Company, P.O. Box 8209, Boston, Massachusetts 02101 giving notice that he wishes to withdraw from Fall River Gas Company's Share Owner Dividend Reinvestment and Stock Purchase Plan. The participant's account number must also be stated. To facilitate the withdrawal the participant may forward the top portion of the most recent quarterly account statement.

      When a participant withdraws from the Plan, or upon termination of the Plan by the Company, the Agent will cause a certificate or certificates for the full shares credited to the participant's account to be issued and delivered to the participant. In every case of withdrawal the participant's interest in any fractional share will be converted to cash at a price equal to the average of the bid and asked prices for the Company's common stock for the five trading days ending on such date. Upon withdrawal from the Plan, the participant may also request in writing that some or all of the shares, both whole and fractional, held in his Plan account be sold. If the participant so requests, the Agent will sell such shares and deliver to the participant the proceeds, less a handling charge of 5% of the proceeds received from such sale or $5.00 (whichever is less), and broker's commissions.

      Shares will be sold for the participant only upon the receipt by the Agent of clear written instructions to sell at the prevailing market price and the proper documents to effect the sale. These documents will include a stock power, signed by the registered owner exactly as his name appears on the Agent's records with signature guaranteed according to the Uniform Commercial Code by a commercial bank which is a member of the Federal Deposit Insurance Corporation or by a member firm of the New York, American, Boston, Midwest or Pacific Stock Exchange. If



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the shares are held of record in the name of a corporation, partnership, trust or other fiduciary or if a record owner has died, the Agent may require certified and current evidence of authority before accepting a request to sell shares of a participant.

VOTING RIGHTS

20.   HOW ARE PARTICIPANT'S SHARES VOTED?

      All shares owned by the participant, whether they are held by the shareholder or by the Agent, will be combined for voting purposes. Each participant in the Plan will receive a proxy indicating the total number of shares of common stock held by the participant, including shares registered in his name and shares credited to his account under the Plan.

      Instruction forms for the purpose of voting will be forwarded to the participant. Alternatively, a participant may vote the shares registered in his name and shares credited to his Plan account in person at the meeting.

INCOME TAX INFORMATION

21.   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

      a.    General:

            In general, participants in the Plan have the same Federal income tax obligations with respect to reinvested dividends as with dividends not reinvested under the Plan. Participants are treated for Federal income tax purposes as having received, on the dividend payment date, a dividend equal to the full amount of the cash dividend payable on such date with respect to (1) the common stock credited to the participant's account under the Plan, and (2) the shares of common stock owned directly by the participant (the dividends from which may or may not be reinvested under the Plan). This is required even though the reinvested dividends are not actually received but are applied to the purchase of additional shares.

            The tax basis of shares purchased with optional cash payments is the purchase price per share of the stock on the Investment Date. (See Question 11.) The holding period for shares purchased with dividends or option cash payments begins on the day after the applicable date of investment.

            A participant will not realize any taxable income when he receives certificates for whole shares, either upon his request for certificates for those shares or upon withdrawal from or termination of the Plan. However, a participant may realize ordinary income or a capital gain or loss on any cash payment that is made in settlement of a fractional share upon withdrawal from or termination of the Plan. Ordinary income or capital gain or loss may also be realized upon withdrawal from the Plan, when any or all whole shares are sold by the participant. The amount

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of income, capital gain or loss will be the difference between the amount received and the tax basis for both the fractional and whole shares which are sold.

      b.    Reinvested Dividends:

            A participant will generally be treated, for Federal income tax purposes, as having received on the Investment Date a dividend equal to the full amount of the cash dividend paid even though that amount is not actually received by the participant in cash, but, instead, is applied to the purchase of shares for the participant's account.

      c.    Tax Information Forms:

            Following each tax year, the Company sends each participant a U.S. Information Return (Form 1099 Div. B) reporting the taxable dividends for that tax year. This form contains the information necessary for each participant to complete the dividend income information on his Federal income tax return. Generally, the amount in the box labeled "Total Dividends For The Calendar Year" should be included on a participant's Federal income tax return as taxable income.

FOR ADDITIONAL INFORMATION AND ANY QUESTIONS REGARDING TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN, PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS.

22. WHAT PROVISION IS MADE FOR FOREIGN SHAREHOLDERS WHOSE DIVIDENDS ARE SUBJECT TO U. S. INCOME TAX WITHHOLDINGS?

      In case of those foreign shareholders whose dividends are subject to United States income tax withholding, the Agent will apply the net amount of the dividend of such participants, after the deduction of taxes, to the purchase of common stock. If such foreign participants desire to invest the full amount of their dividends, they may tender cash payments to the Agent equal to the amount of tax withheld. The minimum optional cash payment requirement of $15.00 will be waived to accommodate all payments, regardless of size, made by foreign shareholders for this express purpose. Such payments will be invested for the foreign shareholders for this express purpose. Such payments will be invested for the foreign participants on the regular Investment Date for all participants if received by the Agent prior to that date. In addition, foreign shareholders may, of course, make optional cash payments.

MISCELLANEOUS

23.   WHAT ARE THE RESPONSIBILITIES OF THE AGENT AND THE COMPANY UNDER THE PLAN?

      Neither the Company nor the Agent, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.



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



      Participants should recognize that neither the Company nor the Agent can assure them of a profit or protect them against a loss on the shares purchased by them under the Plan, nor guaranty the frequency or amount of any future dividends by the Company.

24.   MAY THE PLAN BE CHANGED OR DISCONTINUED?

      Although the Company hopes that shareholder response will justify continuing the Plan indefinitely, the Company reserves the right to modify, suspend or terminate the plan at any time. Notice of any such action will be mailed to all participants at their address of record. Upon termination of the Plan by the Company, certificates for whole shares credited to a participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share.

25. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS ALL THE SHARES REGISTERED TO THE PARTICIPANT?

      If a participant sells or transfers all of the shares registered in the participant's name, participation in the Plan will terminate automatically. Certificates for whole shares credited to his account under the Plan will be issued to the participant and a cash payment will be made for any fractional share.

                           DIVIDENDS ON COMMON STOCK

      The following table sets forth the cash dividends declared and paid on the Company's common stock for the periods shown:

                          Dividend                              Dividend
Quarter Ended             Per Share       Quarter Ended         Per Share
-------------             ---------       -------------         ---------

December 31, 1994           $0.24         December 31, 1995       $0.24
March 31, 1995               0.24         March 31, 1996           0.24
June 30, 1995                0.24         June 30, 1996            0.24
September 30, 1995           0.24         September 30, 1996       0.24


      It is the intention of the Company to declare and pay dividends quarterly on its common stock, but the Company can make no representations concerning the amount or frequency of future dividends. The declaration of dividends must be determined by the Board of Directors from time to time in the light of earnings, cash position and other relevant factors then existing. Reference is made to "Description of Common Stock" herein for information with respect to limitations on the payment of dividends.


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

                           COMMON STOCK PRICE RANGE

      The Company's common stock is traded over-the-counter. The table below sets forth the bid and asked prices for shares of the Company's common stock, as reported by for the periods indicated.

Quarter Ended                             Bid            Asked
-------------                             ---            -----

December 31, 1994                        $25 1/2     $26 1/2
March 31, 1995                            25          26 1/4
June 30, 1995                             25          26 1/2
September 30, 1995                        24          24 3/4
December 31, 1995                         21 1/2      22 3/4
March 31, 1996                            20 3/4      22 1/4
June 30, 1996                             18          19
September 30, 1996                        18 1/4      19 1/4



      The bid and asked prices on October 8, 1996 were $18 1/4 and $19 3/4. These quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not necessarily represent actual transactions.

                           DESCRIPTION OF COMMON STOCK

      As of September 30, 1996 the authorized capital stock of the Company consisted of 2,201,334 shares of common stock, $0.83 1/3 par value, of which 1,780,542 were issued and outstanding, and 420,792 shares of common stock held in the Company's treasury.

      The information set forth below is summarized from the Articles of Organization, as amended, of the Company and the Indentures referred to below, filed as exhibits to the Registration Statement of which this Prospectus is part. The statements and descriptions hereinafter contained do not purport to be complete and are qualified in their entirety by reference to such exhibits.

DIVIDEND RIGHTS

      The holders of common stock shall be entitled to receive such dividends as may be declared by the Board of Directors subject to the preferential rights of the holders of preferred stock to receive full cumulative quarterly dividends at the rates set forth in the title of each series thereof before any dividends are paid to the holders of common stock.

LIMITATION ON PAYMENT OF DIVIDENDS ON COMMON STOCK

      The provisions of the Company's indentures securing the Company's outstanding First Mortgage Bonds impose certain restrictions on the payment of cash dividends on, or repurchases of, common stock. Under the most restrictive of these provisions, $7,292,486.75 of retained earnings was unrestricted at June 30, 1996.

VOTING RIGHTS

      Except as provided by law or otherwise provided below, the holders of common stock have the sole voting rights and are entitled to one vote for each share held of record. In addition, holders of fractional shares are permitted a vote equal to their fractional interest. The Company's Board of Directors is classified into three classes of three directors and there are no cumulative voting rights which means that a majority of the common stock voting at any election can elect the three directors of the class whose term then expires.

      The Company's Charter and By-laws contain provisions specifying the vote necessary to take certain actions. The approval of a business combination not approved by two-thirds vote of the Board of Directors requires a 75% vote of common stockholders. The approval of Charter amendments removing or altering that provision and provisions concerning classification of directors, filling vacancies in the Board of Directors and notice requirements for shareholder meetings requires a 75% vote of common stockholders.

LIQUIDATION RIGHTS

      The common stock is entitled to receive all net assets in liquidation after repayment of the Company's indebtedness.

CHARTER PROVISIONS THAT MAY AFFECT ATTEMPTS TO CHANGE CONTROL OF THE COMPANY

      The Company's Charter and By-Laws contain provisions that may have the effect of delaying or deterring a change in control of the Company by requiring a vote of the holders of 75% of the Company's outstanding common shares for approval of certain business combinations of the Company and another entity, which the Company's Board of Directors has not approved by a two-thirds majority. Other provisions concerning classification of the Board, filling vacancies on the Board and notice requirements may have such an effect, but those provisions operate regardless of whether or not extraordinary corporate transactions are proposed.

MISCELLANEOUS

      The common stock has no conversion rights and is not subject to redemption. The outstanding shares of common stock are, and the shares to be issued under the Plan will, when issued and paid for, be fully paid and non-assessable.

      The Company distributes to its shareholders annual reports containing audited financial statements, and, in addition, twelve-month condensed financial statements in each quarter.

      The transfer agent of the Company's common stock is State Street Bank and Trust Company, Boston, Massachusetts.

                                 LEGAL OPINIONS

      Legal matters in connection with this offering will be passed upon for the Company by Rich, May, Bilodeau & Flaherty, P.C., The Old South Building, 294 Washington Street, Boston, Massachusetts 02108, general counsel for the Company.

                                     EXPERTS

      The financial statements and schedules of the Company, included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated herein and in the Registration Statement in reliance upon the reports of Arthur Andersen LLP independent certified public accountants, included in such Form 10-K incorporated by reference herein, and given upon the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

      The Company's By-Laws permit the Company's directors and officers (and persons who occupy such positions in other companies at the request of the Company) to be indemnified for liabilities arising in connection with any action, suit or proceeding prosecuted to a final determination on the merits (except any costs or expenses as to which such person shall be finally adjudged to be liable), and any action, suit or proceeding which is settled with the approval of the court having jurisdiction thereof, but only in such amount (which shall not include any sum ordered to be paid by him to the Company) as such court shall determine to be fair and reasonable under the circumstances. Indemnification payments properly authorized may include reimbursement for the amount of the claim or judgment and expenses of defense, including legal fees. Massachusetts law allows such indemnification, but limits provision of indemnification where a person is adjudicated not to have acted in good faith in the reasonable belief that such action was in the best interest of the corporation. Indemnification is also available to officers and directors in connection with certain actions taken by them in reliance upon governmental regulations, rules, orders and determinations. Certain liabilities arising under the Securities Act of 1933 may be covered by this indemnification provision, although the By-Laws provide that indemnification of liabilities arising under such Act shall be available only to the extent that such rights of indemnification may be determined to be valid by a court of competent jurisdiction. Massachusetts law also allows a corporation to purchase and maintain insurance on behalf of such persons against any liabilities incurred in the capacity of director or officer and the Company has such insurance.

      Pursuant to a vote by Common Stock holders at their 1987 Annual Meeting, the Company's Articles of Organization were amended to provide that, to the fullest extent that the General Laws of the Commonwealth of Massachusetts as they exist on the date of such vote, or as they may thereafter be amended, permit the limitation or elimination of the liability of directors, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Company with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.





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

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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Available Information....................................................    2
Incorporation of Certain Documents by
  Reference..............................................................    2
The Company..............................................................    3
Use of Proceeds..........................................................    3
Description of the Plan..................................................    3
Dividends on Common Stock................................................   12
Common Stock Price Range.................................................   12
Description of Common Stock..............................................   13
Legal Opinions..........................................................    15
Experts..................................................................   15
Indemnification..........................................................   15




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                             FALL RIVER GAS COMPANY





                                   SHARE OWNER
                              DIVIDEND REINVESTMENT
                                       AND
                               STOCK PURCHASE PLAN



                                  COMMON STOCK

                              ($0.83 1/3 PAR VALUE)



                                OCTOBER 11, 1996





                                   PROSPECTUS



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